Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MakeMyTrip Limited:

We consent to the incorporation by reference in the registration statement (No. 333-168880) on Form S-8 and (No. 333-193943) on Form F-3 of MakeMyTrip Limited of our reports dated June 6, 2014, with respect to the consolidated statement of financial position of MakeMyTrip Limited as of March 31, 2013 and 2014, and the related consolidated statements of profit or loss and other comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended March 31, 2014, and the effectiveness of internal control over financial reporting as of March 31, 2014, which reports appear in the March 31, 2014 annual report on Form 20-F of MakeMyTrip Limited.

Our report dated June 6, 2014, on the effectiveness of internal control over financial reporting as of March 31, 2014, contains an explanatory paragraph that states that the Company acquired Easytobook Holding B.V. during the year ended March 31, 2014, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2014, Easytobook Holding B.V.’s internal control over financial reporting associated with total assets of $8,673,980 (of which $5,263,284 represents intangible assets included within the scope of the assessment) and total revenues of $1,461,230 included in the consolidated financial statements of the Company as of and for the year ended March 31, 2014. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Easytobook Holding B.V.

/s/ KPMG

Gurgaon, India

June 6, 2014